Exhibit 99.2

Preliminary Final Report

Appendix 4E

Year Ended 31 December 2014

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX)• www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

Appendix 4E

Preliminary Final Report

Rule 4.3A

Appendix 4E

Preliminary Final Report

1.              Company Information

Name of entity
REVA Medical, Inc.

ABN	Year ended (“current year”)
ARBN 146 505 777	31 December 2014

The previous corresponding period refers to the comparative amounts for the year ended 31 December 2013.

All values contained in this report are stated in U.S. dollars and have been rounded to the nearest thousand, unless otherwise stated.

2.              Results for Announcement to the Market

		Current Year 12 Months Ended 31 December 2014 $’000 USD	Prior Year 12 Months Ended 31 December 2013 $’000 USD	Increase or (Decrease) $’000 USD	Percentage Increase or (Decrease)

2.1	Revenue from ordinary activities	0	0	N/A	N/A

	Loss from operations	(21,963)	(27,943)	(5,980)	(21)%

2.2	Loss from ordinary activities, after tax, attributable to members	(55,815)	(27,922)	27,893	100%

2.3	Loss attributable to members	(55,815)	(27,922)	27,893	100%

2.4             The Company does not propose to pay dividends to common stockholders at this time. As such, there is no franking or applicable record date.

2.5             Not applicable; we are not proposing to pay dividends at this time.

2.6             We are a development stage medical device company currently conducting clinical trials as we work toward commercialization of our proprietary technologies to provide minimally invasive medical devices for treatment in humans. We do not yet have a product available for sale. Since our inception, we have concentrated our efforts on development of coronary stents and since 2003 we have focused on drug-eluting bioresorbable stents (called “scaffolds”) for use in coronary applications. We are currently testing our FantomTM

01/01/2012

1

scaffold, which was introduced in humans during December 2014. We intend to enroll up to 110 patients in a clinical trial with Fantom, obtain follow-up data at a six-month time point, and if this data is acceptable, apply for European CE Marking, the regulatory approval that would allow us to commercialize Fantom in Europe.

Prior to our development of Fantom, we had enrolled a total of 165 patients in three clinical trials between June 2007 and January 2014 with predecessor scaffolds that were developed utilizing our proprietary x-ray visible polymer in combination with our proprietary “slide and lock” stent design. While these predecessor scaffolds demonstrated safety, we believe the enhanced characteristics of Fantom better position it for commercial success. The enhanced features include a unibody design, lower strut thickness, smaller crossing profile, optimized polymer properties, and streamlined manufacturing processes, while still maintaining all the beneficial features of our prior scaffolds. In March 2014 we announced Fantom as our sole focus for development and testing and concurrently reduced headcount by approximate 45% and other overhead costs to a lesser extent.

During our fiscal year 2014, we arranged, negotiated, and completed a financing to provide the capital for our ongoing operations, including the Fantom clinical trial and application for CE Mark. This financing was concluded in November 2014 with the issuance of 250 senior unsecured convertible notes payable, each with a face value of $100,000, and warrants to purchase 8,750,000 shares of our common stock. We received proceeds of $25.0 million from the notes and have the potential to receive up to an additional $22.8 million when, and if, the warrants are exercised. Both the notes and the warrants have five-year lives.

We perform all of our research and development activities from one location in San Diego, California. We occupy an approximately 37,000 square foot building under a long-term lease, where we have labs, cleanrooms, and office space. As of 31 December 2014, we had 46 employees, a majority of whom are degreed professionals and six of whom are PhDs. We leverage our internal expertise with contract research laboratories, outside catheter and other fabrication providers, and other outside services as needed. We maintain an extensive patent portfolio of approximately 300 U.S. and foreign patents that we own directly or license from a third party; all costs associated with the portfolio are expensed as incurred.

The net loss for the year ended 31 December 2014 as reported comprises two primary components:  loss from operations and other non-operating expenses. Following is an overview of each of these components. Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto, for additional detail.

Our loss from operations of $21.96 million in 2014 was $5.98 million lower than our loss in 2013. Comprising the decrease, our research and development (“R&D”) costs decreased $4.89 million and our general and administrative (“G&A”) costs decreased $1.09 million.

Compared to 2013, 0ur R&D expenses decreased in 2014 primarily as a result of the change to Fantom product development and the related headcount reduction on 26 March 2014 and the completion of patient enrollment in a predecessor scaffold clinical trial in January 2014. Direct materials, including purchased catheters and polymer lasing costs, decreased $1.71 million and preclinical and consulting costs decreased $1.45 million between years because of the type and timing of Fantom development work in 2014 compared to the predecessor scaffold testing and scale-up work performed in 2013. Personnel costs,

2

including benefits, bonuses, and stock-based compensation, decreased $1.23 million in 2014 primarily due to the approximate 45% decrease in headcount during March 2014; these reductions were offset by $237,000 in severance benefits and payroll taxes recorded as a result of the headcount reduction. Clinical costs decreased $726,000 between years due to the timing of patient enrollments in our clinical trials (111 patients were enrolled during 2013 compared to 5 in 2014). The remainder of the change in R&D expenses between years was due to individually immaterial changes in depreciation expense, quality and testing costs, and engineering tools and lab supplies.

Compared to 2013, our G&A expenses decreased in 2014 primarily as a result of lower stock compensation expense and reduced overhead costs following the headcount reduction on 26 March 2014. Personnel costs, including benefits, stock compensation, bonuses, and costs of our European managing director, decreased $872,000 in 2014 primarily due to a $707,000 decrease in stock compensation following final vesting of stock options that had been granted in 2010; this reduction was offset by $178,000 in severance benefits and payroll taxes recorded as a result of the headcount reduction. Travel costs decreased $334,000 in 2014 compared to 2013 primarily due to the timing of travel for our clinical activities combined with an overall reduction in travel following the 26 March 2014 change to Fantom program. The remainder of the change in G&A expenses between periods was due to individually immaterial changes in audit and tax fees, legal fees, office and freight expenses, insurance, property taxes, and investor relations costs.

Our other non-operating expenses increased $33.87 million in 2014 compared to 2013. This increase was a result of accounting for, in accordance with U.S. generally accepted accounting principles (“GAAP”), the convertible notes payable and warrants issued on 14 November 2014. For the period 14 November 2014 through 31 December 2014, interest expense on the notes of $248,000 and interest expense arising from deferred financing costs of $472,000 were recorded. Additionally, in accordance with U.S. GAAP, a non-cash loss arising from the derivative features of the notes of $18.59 million was recorded on the date of issuance and a non-cash loss from the change in fair value of the warrants and derivative liabilities of $14.62 million was recorded through 31 December 2014. Please see the explanatory paragraph in Section 3 below regarding the status of on-going valuation work related to the notes payable, warrants, and derivative liabilities.

3.              Statement of Operations and Comprehensive Loss

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

While management believes the Loss from Operations for the year ended 31 December 2014 has been finalized and does not anticipate any adjustments upon audit, the required valuations of the warrants issued and derivative liabilities that arose from the notes issued in November 2014 have not yet been completed. We expect the estimates used in the attached consolidated financial statements for interest expense, loss on issuance of notes payable, and loss on change in fair value of derivative and warrant liabilities will change, and could change by a material amount, upon completion of the related valuations. The final audited financial statements will reflect completion of the valuations and accounting for the financial instruments issued in our November 2014 financing transaction.

3

4.              Statement of Financial Position

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

Also see the explanatory paragraph in Section 3 above regarding the status of valuations and accounting for the financial instruments issued in November 2014. We expect the estimates used in the attached consolidated financial statements for non-current assets, long-term liabilities, and retained earnings will change, and could change by a material amount, upon completion of the aforementioned valuations.

5.              Statement of Cash Flows

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

Also see the explanatory paragraph in Section 3 above regarding the status of valuations and accounting for the financial instruments issued in November 2014. Since the valuations and related accounting arise from non-cash items, we do not expect our cash position as of 31 December 2014 to change from that presented in the accompanying financial statements. However, we expect the line items in the Statement of Cash Flows that are based on non-cash items will change, and could change by a material amount, upon completion of the aforementioned valuations.

6.              Statement of Retained Earnings

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

Also see the explanatory paragraph in Section 3 above regarding the status of valuations and accounting for the financial instruments issued in November 2014. We expect the estimated Net Loss for year ended 31 December 2014 used in the attached financial statements will change, and could change by a material amount, upon completion of the aforementioned valuations.

7.              Dividends per Security

We did not declare or pay any dividends on common stock (or CDIs) and we do not propose to pay any such dividends at this time.

8.              Dividend or Distribution Reinvestment Plans

Not applicable; the Company has no dividend or distribution reinvestment plans.

4

9.              Net Tangible Assets per Security

	Current Year 31 December 2014	Prior Year 31 December 2013

Net tangible assets (in $’000 USD)	(31,227)	20,825

Issued equity (common stock and APIC) (in $’000 USD)	226,097	222,334

Number of shares of common stock on issue at reporting date (as if all CDIs were converted to common stock)	33,529,778	33,270,053

Net tangible assets per common share	$(0.93)	$0.63
	or, $(0.093) per CDI	or, $0.06 per CDI

10.       Acquisitions and Divestments

Not applicable; no entities were acquired or disposed during 2014.

11.       Joint Ventures

Not applicable; we are not and have not been party to any joint ventures.

12.       Other Information

Please see our unaudited consolidated financial statements, with accompanying notes, attached hereto.

Also see the explanatory paragraph in Section 3 above regarding the status of valuations and accounting for the financial instruments we issued in November 2014.

13.       Foreign Entity Accounting Standards

Our financial statements are presented in accordance with accounting principles generally accepted in the United States and are denominated in U.S. dollars.

14.       Commentary on Results for 2014

Please see Section 2 above and our unaudited consolidated financial statements, with accompanying notes, which are attached hereto. Also see the explanatory paragraph in Section 3 above regarding the status of valuations and accounting for the financial instruments we issued in November 2014.

We operated in one segment only during 2014.

5

15.       Status of Audit or Review

The consolidated financial statements, including accompanying notes, attached hereto are in the process of being audited. Such audit will be finalized and the audited consolidated financial statements as of and for the 12 months ended 31 December 2014 will be filed with the ASX and the U.S. Securities and Exchange Commission on or before 31 March 2015.

16.       Audit Report (Unaudited Financials)

An audit of our financial statements is currently in process. We do not anticipate that our audited financial statements will be subject to dispute or qualification.

17.       Audit Report (Audited Financials)

Not applicable; an audit of our financial statements is still in process.

6

Preliminary Final Report

Unaudited Financial Statements

Year Ended 31 December 2014

REVA Medical, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2013	2014

Assets
Current Assets:
Cash and cash equivalents	$19,229	$25,814
Short-term investments	1,492	995
Prepaid expenses and other current assets	415	406

Total current assets	21,136	27,215

Non-Current Assets:
Property and equipment, net	3,589	2,920
Deferred financing costs, net	—	266
Other non-current assets	60	60

Total non-current assets	3,649	3,246

Total Assets	$24,785	$30,461

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable	$1,400	$651
Accrued expenses and other current liabilities	2,080	2,213

Total current liabilities	3,480	2,864

Long-Term Liabilities:
Convertible notes payable, net (Note 4)	—	—
Common stock warrant liability	—	21,530
Derivative liabilities	—	36,683
Other long-term liabilities	480	611

Total long-term liabilities	480	58,824

Total Liabilities	3,960	61,688

Commitments and contingencies (Note 9)

Stockholders’ Equity (Deficit):
Common stock ― $0.0001 par value; 100,000,000 shares authorized; 33,270,053 and 33,529,778 shares issued and outstanding at December 31, 2013 and 2014, respectively	3	3
Class B common stock ― $0.0001 par value; 25,000,000 shares authorized; no shares issued or outstanding	—	—
Undesignated preferred stock ― $0.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	222,331	226,094
Accumulated deficit	(201,509)	(257,324)

Total Stockholders’ Equity (Deficit)	20,825	(31,227)

Total Liabilities and Stockholders’ Equity (Deficit)	$24,785	$30,461

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2012	2013	2014

Operating Expense:
Research and development	$15,822	$19,212	$14,318
General and administrative	8,043	8,731	7,645

Loss from operations	(23,865)	(27,943)	(21,963)

Other Income (Expense):
Interest income	92	30	8
Interest expense	—	—	(720)
Loss on issuance of convertible notes payable	—	—	(18,593)
Loss on change in fair value of derivative and warrant liabilities	—	—	(14,620)
Other income (expense)	(3)	(9)	73

Other income (expense)	89	21	(33,852)

Net Loss and Comprehensive Loss	$(23,776)	$(27,922)	$(55,815)

Net Loss Per Common Share:

Net loss per share, basic and diluted	$(0.72)	$(0.84)	$(1.67)

Shares used to compute net loss per share, basic and diluted	33,072,058	33,124,655	33,382,381

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2012	2013	2014

Cash Flows from Operating Activities:
Net loss	$(23,776)	$(27,922)	$(55,815)
Non-cash adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	677	892	1,027
Loss on property and equipment disposal and impairment	1	1	—
Stock-based compensation	3,497	4,090	3,516
Interest on convertible notes payable	—	—	720
Loss on issuance of convertible notes payable	—	—	18,593
Loss on change in fair value of derivative and warrant liabilities	—	—	14,620
Other non-cash expenses	80	18	19
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	496	2	9
Accounts payable	(218)	549	(566)
Accrued expenses and other current liabilities	522	525	64
Other non-current liabilities	60	(98)	(117)

Net cash used for operating activities	(18,661)	(21,943)	(17,930)

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,949)	(1,466)	(541)
Purchases of investments	(1,989)	(1,492)	(995)
Maturities of investments	1,992	5,223	1,492

Net cash provided by (used for) investing activities	(1,946)	2,265	(44)

Cash Flows from Financing Activities:
Proceeds from issuances of common stock	322	31	247
Proceeds from issuances of convertible notes payable, net	—	—	24,312

Net cash provided by financing activities	322	31	24,559

Net increase (decrease) in cash and cash equivalents	(20,285)	(19,647)	6,585
Cash and cash equivalents at beginning of period	59,161	38,876	19,229

Cash and Cash Equivalents at End of Period	$38,876	$19,229	$25,814

Supplemental Non-Cash Information:
Property and equipment in accounts payable	$99	$195	$12

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit) (unaudited)

(in thousands, except share and per share amounts)

					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)

Balance at December 31, 2011	32,810,503	$3	$214,391	$(149,811)	$64,583

Net loss and comprehensive loss	—	—	—	(23,776)	(23,776)
Common stock issued January through August upon exercise of stock options for cash at $0.61 to $1.40 per share	288,700	—	322	—	322
Restricted common stock issued in July under equity incentive plan	33,000	—	—	—	—
Stock-based compensation expense	—	—	3,497	—	3,497

Balance at December 31, 2012	33,132,203	$3	$218,210	$(173,587)	$44,626

Net loss and comprehensive loss	—	—	—	(27,922)	(27,922)
Common stock issued May and November upon exercise of stock options for cash at $0.61 per share	50,350	—	31	—	31
Restricted common stock issued January and May under equity incentive plan	87,500	—	—	—	—
Stock-based compensation expense	—	—	4,090	—	4,090

Balance at December 31, 2013	33,270,053	3	222,331	(201,509)	20,825

Net loss and comprehensive loss	—	—	—	(55,815)	(55,815)
Common stock issued January through October upon exercise of stock options for cash at $0.61 to $1.40 per share	259,725	—	247	—	247
Stock-based compensation expense	—	—	3,516	—	3,516

Balance at December 31, 2014	33,529,778	$3	$226,094	$(257,324)	$(31,227)

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

1.  Description of Business

REVA Medical, Inc. (“REVA” or the “Company”) was incorporated in California in 1998 under the name MD3, Inc. In March 2002 we changed our name to REVA Medical, Inc. In October 2010 we reincorporated in Delaware. We established a non-operating wholly owned subsidiary, REVA Germany GmbH, in 2007. In these notes the terms “us,” “we,” or “our” refer to REVA and our consolidated subsidiary unless context dictates otherwise.

We do not yet have a product available for sale; our product(s) will become available following completion of required clinical studies with acceptable data and when, and if, we receive regulatory approval. We are currently developing and testing a bioresorbable stent to treat vascular disease in humans. This stent, which we have named Fantom, was introduced in humans during December 2014. We intend to enroll up to 110 patients in a clinical trial with Fantom, obtain follow-up data at a six-month time point, and if this data is acceptable, apply for a European CE Marking, the regulatory approval that would allow us to commercialize Fantom in Europe.

In December 2010 we completed an initial public offering (the “IPO”) of our common stock in Australia and registered with the U.S. Securities and Exchange Commission (“SEC”) and, consequently, became an SEC filer. Our stock is traded in the form of CHESS Depository Interests (“CDIs”) on the Australian Securities Exchange (“ASX”); each share of our common stock is equivalent to ten CDIs. Our trading symbol is “RVA.AX.”

2.  Capital Resources and Basis of Presentation

Capital Resources:  We had cash and investments totaling $25,814,000 as of December 31, 2014, which reflect the receipt of $25,000,000 cash proceeds from the issuance of convertible notes payable and warrants to purchase common stock on November 14, 2014. We believe these resources are sufficient to meet our operating and capital needs through at least 2015. We have experienced recurring losses and negative cash flows from operating activities since our inception and, as of December 31, 2014, we had an accumulated deficit of $257,324,000. Until we generate revenue, and at a level to support our cost structure, we expect to continue to incur substantial operating losses and net cash outflows. Even if we do attain revenue, we may never become profitable and even if we do attain profitable operations, we may not be able to sustain that profitability or positive cash flows on a recurring basis.

Basis of Presentation:  We have prepared the accompanying consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of the SEC. The consolidated financial statements include the accounts of REVA and our wholly owned subsidiary, REVA Germany GmbH. All intercompany transactions and balances, if any, have been eliminated in consolidation.

Use of Estimates:  In order to prepare our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Our most significant estimates relate to the fair value of the conversion feature on our notes payable, the fair value of our warrant liability, the fair value of our other derivative liabilities, expense accruals, including clinical study expenses, and stock-based compensation expense. Actual results could differ from our estimates.

3.  Significant Accounting Policies

Cash and Cash Equivalents:  All highly liquid investments with original maturities of three months or less are classified as cash equivalents.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3.  Significant Accounting Policies (continued)

Investments:  Excess cash is invested in high-quality marketable securities. Our investments are classified as either short- or long-term based on their maturity dates. Investments with a maturity of less than one year are classified as short-term; all others are classified as long-term. We have categorized the investments as “held-to-maturity” based on our intent and ability to hold to maturity. Our investments are stated at cost; their fair value is determined each reporting period through quoted market prices of similar instruments in active markets. During the reporting period there were no declines in fair value that were deemed to be other than temporary.

Property and Equipment:  Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Amortization of leasehold improvements is determined using the straight-line method over the lesser of the useful life of the asset or the term of the underlying lease. Upon disposition or retirement of an asset, its cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is recognized in the consolidated statement of operations.

Deferred Financing Costs:  Direct costs related to the issuance of notes payable are capitalized and amortized to interest expense over the relevant life of the related notes payable. Amortization is determined using the effective interest rate method. Direct costs related to the issuance of warrants that are exercisable into the Company’s common stock and are classified as liabilities are identified and recorded as interest expense at the time of warrant issuance. Direct financing costs principally consist of legal, accounting, proxy, and advising fees.

Patents:  Costs related to patent development, filing, and maintenance are expensed as incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined.

Impairment of Long-Lived Assets:  We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and exceeds its undiscounted future cash flows. The amount of impairment, if any, is determined by comparing an asset’s estimated fair value to the asset’s respective carrying amount. During the years ended December 31, 2012, 2013, and 2014, we determined there were no indications of asset impairment.

Concentrations of Credit Risk:  Our financial instruments, which potentially subject us to concentration of credit risk, comprise cash, cash equivalents, and investments. We maintain our cash and cash equivalents in bank accounts, the balances of which generally exceed limits that are insured by the Federal Deposit Insurance Corporation. Our investments are held in custody by a large financial asset manager in the United States. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which the assets are held. Additionally, we maintain our cash and investments in accordance with our investment policy, which is designed to maintain safety and liquidity. We have not realized any losses in our investments and believe we are not exposed to significant credit risk related to our cash and cash equivalents.

Convertible Notes Payable:  Convertible notes payable are stated at face value, less unaccreted discounts. Original issue discounts, discounts arising from derivative liabilities, and discounts arising from the value of securities issued in combination with notes payable are quantified on the date of issuance and accreted to interest expense over the life of the notes, or a shorter period as may be required by features of the notes. Accretion is determined using the effective interest rate method. Discounts that exceed the face value of the notes are recorded as a loss in the consolidated statement of operations on the date of issuance.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3.  Significant Accounting Policies (continued)

Common Stock Warrants:  In accordance with ASC 480 “Distinguishing Liabilities from Equity,” we record the value of warrants issued for the purchase of common stock as a liability since the warrants call for issuance of registered shares upon exercise, a condition that we may not be able to accommodate and which would then result in a net settlement of the warrants. Until the time the warrants are exercised or expire, the fair value is assessed at each reporting date utilizing a binomial valuation model and any change in value is recorded as a gain or loss component of other income (expense) in our consolidated statement of operations.

Derivative Liabilities:  Our derivative liabilities arise from features of our notes payable and certain rights provided to the related noteholders. We identify derivative liabilities in accordance with ASC 815 “Derivative and Hedging Activities” and ASC 480 “Distinguishing Liabilities from Equity” on the date notes payable are issued. We record the fair value of derivative liabilities on the date of issuance as a discount to notes payable. Until such time as the derivative liabilities are realized, or the related rights are exercised or expire, the fair value is assessed at each reporting date utilizing a binomial valuation model and any change in value is recorded as gain or loss component of other income (expense) in our consolidated statement of operations.

Research and Development:  Research and development costs are expensed as incurred. These costs include salaries, employee benefits, laboratory supplies, consulting services, manufacturing products and services, preclinical and clinical costs, technology license fees, laboratory equipment depreciation, facility costs, and certain indirect costs.

Segment Information:  We operate in one business segment, which is the development and commercialization of medical devices.

Income Taxes:  We account for income taxes using the asset and liability method, under which the current income tax expense or benefit is the amount of income tax expected to be payable or refundable in the current year. Deferred tax assets and liabilities are recorded for the estimated future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled.

We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of our deferred tax assets will not be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We account for the uncertainty in income tax components based on tax positions taken or expected to be taken in a tax return. To recognize a benefit, a tax position must be more likely than not to be sustained upon examination by taxing authorities. We do not recognize tax benefits that have a less than 50 percent likelihood of being sustained. Our policy is to recognize interest and tax penalties related to unrecognized tax benefits in income tax expense; no interest or tax penalties on uncertain tax benefits have been recorded through December 31, 2014.

We are subject to taxation in U.S. and California jurisdictions. As of December 31, 2014, our tax years beginning December 1, 1999 remain subject to examination by taxing authorities.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3.  Significant Accounting Policies (continued)

Stock-Based Compensation:  We account for stock-based compensation by measuring and recognizing expense for all stock-based payments made to employees and directors based on estimated grant date fair values. We use the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimate the fair value of stock-based awards to employees and directors using the Black-Scholes option valuation model. The Black-Scholes model requires the input of assumptions, including volatility, the expected term, and the fair value of the underlying common stock on the date of grant, among other inputs. We record the option value to compensation expense based on the financial statement category for which an optionee’s services are rendered and cash compensation is recorded. We adjust stock-based compensation expense for estimated option forfeitures based on our five-year historical average of actual forfeitures.

We account for stock options issued to consultants as expense at their fair value over the related service period, as determined in accordance with authoritative guidance. We revalue the consultants’ stock options as they vest.

Foreign Currency:  The functional currency of our subsidiary REVA Germany GmbH is the Euro. Balance sheet accounts of our subsidiary are translated into United States dollars using the exchange rate in effect at the balance sheet date while expenses are translated using the average exchange rate in effect during the period. Gains and losses arising from translation of our subsidiary’s financial statements are recorded to other comprehensive income (loss). These gains and losses, in the aggregate, were insignificant through December 31, 2014.

Net Loss Per Common Share:  Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method, as applicable. For purpose of this calculation, unvested restricted stock, stock options, and warrants are considered to be common stock equivalents and are included in the calculation of diluted net loss per share only when their effect is dilutive.

During the years ended December 31, 2012, 2013, and 2014 we excluded options to purchase common stock of 3,300,039, 3,901,316, and 4,355,536 weighted average shares, respectively, and excluded 17,648, 96,347, and 91,750 weighted average shares, respectively, of restricted common stock from the computation of diluted net loss per share because including them would have been antidilutive. During the year ended December 31, 2014, we additionally excluded 1,150,685 weighted average warrants to purchase common stock from the computation of diluted net loss per share as they would have been antidilutive.

Fair Value Measurements:  We measure the fair value of our financial and non-financial assets and liabilities at each reporting date. Fair value is defined as the exchange price at which an asset or liability would be transferred in the principal or most advantageous market in an orderly transaction between market participants as of a measurement date. Accounting guidance provides an established hierarchy to be used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs; observable inputs are required to be used when available. Observable inputs are those used by market participants to value an asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are those that reflect our assumptions about factors that market participants would use to value an asset or liability. Fair value measurements are classified and disclosed in one of the following three categories:

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3.  Significant Accounting Policies (continued)

Fair Value Measurements (continued):

Level 1 —	Quoted market prices for identical assets or liabilities in active markets at the measurement date;

Level 2 —

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active or non-active markets, or other inputs that can be corroborated by observable market data for substantially the full term of an asset or liability; and,

Level 3 —

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of an asset or liability, including management’s best estimate of the factors that market participants would use in pricing an asset or liability at the measurement date.

We carry our warrant and derivative liabilities at fair value. We carry our other financial instruments at amortized or accreted cost; these items include cash, investments, accounts payable, accrued expenses, and convertible notes payable. The carrying amounts of our cash and cash equivalents, accounts payable, and accrued expenses are considered to be reasonable estimates of their respective fair values due to their short-term nature and, therefore, fair value information is not provided in the following table. Utilizing the lowest level inputs available under the measurement hierarchy, the fair values of our measured financial instruments comprise the following (we had no level 1 financial instruments):

	Level 2	Level 3
	(in thousands)
Fair Value at December 31, 2013:
Certificates of deposit due in one year or less	$1,488	$—

Fair Value at December 31, 2014:
Assets:
Certificates of deposit due in one year or less	$991	$—

Liabilities:
Convertible notes payable	$—	$11,599
Common stock warrant liability	—	21,530
Derivative liabilities	—	36,683
	$—	$69,812

Our level 2 financial assets consist of certificates of deposit (“CDs”) that are held to maturity and carried at cost; their fair value is determined each reporting period through quoted market prices of similar instruments in active markets. Unrealized losses on these CDs as of December 31, 2013 and 2014 were $4,000 and $4,000, respectively.

Our level 3 financial liabilities consist of convertible notes payable (the “Notes”), derivative liabilities arising from features of the Notes, and warrants for the purchase of common stock, all of which were issued on November 14, 2014. The fair values of these liabilities as of their issuance date and the subsequent measurement date of December 31, 2014 were determined utilizing a binomial valuation model, which requires use of subjective assumptions. The assumptions represent our best estimates, but involve certain inherent uncertainties. We used the market value of the underlying stock on a volume-weighted 20-day average, a life equal to the contractual life of the financial instrument, incremental borrowing rates that correspond to instruments of similar credit worthiness and the instrument’s remaining life, an estimate of volatility based on the historical prices of our trading securities, and we made assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of our Notes. The fair value activity of these financial liabilities is as follows:

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3.  Significant Accounting Policies (continued)

Fair Value Measurements (continued):

Level 3
(in thousands)

Balance at December 31, 2013	$—

Fair Value on Issuance Date:
Convertible notes payable	9,331
Warrants to purchase common stock	16,513
Derivative liabilities	27,080

Balance at November 14, 2014	52,924

Change in Fair Value:
Convertible notes payable	2,268
Warrants to purchase common stock	5,017
Derivative liabilities	9,603
Balance at December 31, 2014	$69,812

Recent Accounting Pronouncements:  Effective January 1, 2014, we adopted Accounting Standards Update No. 2013-11 (“ASU 2013-11”), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The adoption of ASU 2013-11 did not have an effect on our financial position, results of operations, or related financial statement disclosures.

In April 2014, ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, was issued. ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures for certain other disposals that do not meet the definition of a discontinued operation. This ASU is effective for REVA beginning January 1, 2015; we do not expect the implementation to have an effect on our financial position or results of operations.

In June 2014, ASU 2014-10, Development Stage Entities:  Elimination of Certain Financial Reporting Requirements, was issued. ASU 2014-10 removes financial reporting distinction between development stage entities and other reporting entities. Although ASU 2014-10 is effective beginning January 1, 2015, we elected early adoption for the year ended December 31, 2014. The adoption of ASU 2014-10 did not have an effect on our financial position or results of operations. Upon adoption, we conformed our financial statement presentation and disclosures and, accordingly, eliminated all references to “development stage” and discontinued presentation of “inception to date” information.

In August 2014, ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, was issued. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. This ASU is effective for annual and interim periods ending after December 15, 2016. We are currently evaluating the provisions of ASU 2014-15 and assessing the impact, if any, it may have on our financial statement disclosures.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

4.  Convertible Notes Payable, Warrants to Purchase Common Stock, and Derivative Liabilities

Our net convertible notes payable comprise the following:

December 31,
2014
(in thousands)

Convertible notes payable (at face value)	$25,000
Unaccreted discount	(25,000)

$—

On November 14, 2014, we issued 250 convertible notes payable (the “Notes”), each with a face value of $100,000, for total cash proceeds of $25,000,000. The Notes are convertible into common stock at the rate of $2.17275 per share. The Notes are convertible at any time at the holders’ election, except the Notes will automatically convert in the case where the Company has received a CE Mark approval for its Fantom product and has sustained a market trading price of A$0.60 per CDI for 20 consecutive trading days. The Notes mature on November 14, 2019, if not converted or redeemed earlier. Interest accrues on the Notes at the rate of 7.54 percent per annum, compounded annually, and is payable upon redemption or maturity; accrued interest is not payable or convertible upon conversion of the Notes. The Notes provide the holders a one-time option for cash redemption in January 2017, if not previously converted or redeemed, for the face value plus accrued interest.

In connection with issuing the Notes, we issued warrants to the noteholders to purchase up to 8,750,000 shares of common stock at $2.17275 per share. The warrants are exercisable immediately and expire in November 2019. The exercise price of the warrants will increase to $2.6073 per share if, and when, we achieve full enrollment in our clinical trial of Fantom with the required number of patients that would provide data for a CE Mark application. The fair value of the warrants on the date of issue of $16,513,000 was recorded as a discount to the Notes. The change in fair value of the warrant liability between November 14, 2014 and December 31, 2014 of $5,017,000 was recorded as a loss in the consolidated statement of operations.

On their issue date, we evaluated certain features of the Notes and certain rights provided to the noteholders and determined that they qualified as derivative liabilities that required bifurcation from the Notes and separate accounting. These derivatives comprise the embedded conversion feature of the Notes; the noteholder right upon a change in control of the Company to redeem the Notes, elect a cash settlement, or to allow the notes to remain outstanding; and, the noteholder right to call the Notes due and payable upon certain events of default that are not related to the credit quality of the Notes. The fair value of the derivative liabilities on the date of issue of $27,080,000 was recorded as a discount to the Notes. The change in fair value of the derivative liabilities between November 14, 2014 and December 31, 2014 of $9,603,000 was recorded as a loss in the consolidated statement of operations.

On the date of issue, the total discounts arising from the warrants and derivative liabilities of $43,593,000 exceeded the $25,000,000 face value of the Notes; accordingly, the excess of $18,593,000 was recorded as a loss on issuance of convertible notes payable in the consolidated statement of operations. The remaining discount of $25,000,000 is being accreted to interest expense, utilizing the effective interest rate method, over a 26-month period since the noteholders have the right to elect early redemption of the Notes at month 26.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

5.  Balance Sheet Details

	December 31,
	2013	2014
	(in thousands)
Property and equipment:
Furniture, office equipment, and software	$656	$648
Laboratory equipment	4,896	5,187
Leasehold improvements	2,305	2,361

	7,857	8,196
Accumulated depreciation and amortization	(4,268)	(5,276)

	$3,589	$2,920

Deferred financing costs:
Deferred financing costs and fees	$—	$266
Accumulated amortization	—	—

	$—	$266

Accrued expenses and other current liabilities:
Accrued salaries and other employee costs	$1,371	$1,315
Accrued operating expenses	560	769
Accrued use taxes and other	149	129

	$2,080	$2,213

6.  Income Taxes

We have reported net losses for all periods through December 31, 2014; therefore, no provision for income taxes has been recorded. Our deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are our net operating loss carryforwards, warrant and derivative liabilities, research and development credits, stock-based compensation expense, accrued interest on the Notes, interest expense from discount accretion, depreciation, and accrued operating expenses.

At December 31, 2014, we have recorded a valuation allowance against our deferred tax assets due to the uncertainty surrounding the Company’s ability to generate future taxable income to realize those assets. We recognize a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition at the effective date to be recognized.

Under Internal Revenue Code Sections 382 and 383, annual use of our net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. An analysis of the impact of this provision from December 1, 1999 through December 31, 2014 has been performed and it was determined that, although ownership changes had occurred, the carryovers should be available for utilization by the Company before they expire, provided we generate sufficient future taxable income. Future ownership changes could result in further limitations and may impact the realizability of these loss and credit carryforwards in future periods.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

7.  Stock-Based Compensation

Our 2010 Equity Incentive Award Plan was a follow-on to our 2001 Stock Option/Stock Issuance Plan and the two plans are collectively referred to as the “Plan.” The Plan provides for restricted stock awards as well as for grants of incentive and non-qualified stock options to purchase our common stock at a price per share equal to the closing market price of our stock on the date of option grant. The number of shares reserved under the Plan may be increased annually by up to three percent of the outstanding stock of the Company.

On January 1, 2014, an additional 998,101 shares were added, resulting in a total of 7,256,260 shares reserved under the Plan as of December 31, 2014.

The term of the options granted under the Plan may not exceed ten years. Vesting periods of stock awards and option grants are determined by the Company’s board of directors and are generally four- or five-year periods. All options are immediately exercisable upon grant and are subject to repurchase by us at the exercise price in the event an optionee terminates service prior to being fully vested.

Option activity under the Plan is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term (years)	Value

Balance at December 31, 2011	3,304,000	$6.99
Granted	544,000	$5.95
Cancelled	(9,300)	$12.64
Exercised	(288,700)	$1.11

Balance at December 31, 2012	3,550,000	$7.30
Granted	589,500	$5.36
Cancelled	(42,500)	$2.00
Exercised	(50,350)	$0.61

Balance at December 31, 2013	4,046,650	$7.15
Granted	637,000	$3.53
Cancelled	(180,500)	$6.61
Exercised	(259,725)	$0.95

Balance at December 31, 2014	4,243,425	$7.01	6.43	$1,659,000

Vested at December 31, 2014	3,164,746	$7.78	5.48	$1,604,000

Vested and Expected to Vest at December 31, 2014	4,218,131	$7.02	6.19	$1,657,000

We awarded 33,000 and 87,500 shares of restricted stock during the years ended December 31, 2012 and 2013, respectively, all of which vest at the rate of 25 percent annually on each award anniversary date. No restricted stock was awarded during the year ended December 31, 2014.

No tax benefits arising from stock-based compensation have been recognized in the consolidated statement of operations through December 31, 2014.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

7.  Stock-Based Compensation (continued)

The unvested portion of outstanding options as of December 31, 2014 has vesting dates scheduled through 2018. Following is the vesting activity under the Plan for the year ended December 31, 2014:

		Weighted
		Average
	Options	Grant Date
	Outstanding	Fair Value

Unvested Options at December 31, 2013	1,308,149	$4.20
Granted	637,000	$1.89
Vested	(795,709)	$4.46
Forfeited	(70,761)	$2.82

Unvested Options at December 31, 2014	1,078,679	$2.64

Stock Options and Restricted Stock to Employees:  We account for option grants and restricted stock awards to employees based on the estimated fair values on the date of grant or award, with the resulting stock-based compensation recorded over the vesting period on a straight-line basis. We include non-employee directors as employees for this purpose. Expense recorded for employee options and awards under the Plan is as follows:

	Year Ended December 31,
	2012	2013	2014
	(in thousands)

Research and development	$832	$1,069	$1,142
General and administrative	2,647	2,965	2,284

Total stock-based compensation	$3,479	$4,034	$3,426

At December 31, 2014, we had approximately $2,234,000 of total unrecognized compensation costs related to unvested employee options that are expected to be recognized over a weighted average period of 1.63 years.

The fair value of options granted was estimated using the following weighted-average assumptions:

	Year Ended December 31,
	2012	2013	2014

Risk-free interest rate	1.03%	1.38%	2.18%
Expected volatility of common stock	62.1%	60.1%	59.3%
Expected life in years	6.25	6.25	6.14
Dividend yield	0%	0%	0%

The assumed risk-free interest rate was based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The assumed volatility was calculated from the historical market prices of a selected group of publicly traded companies considered to be our peers. We used peer group data due to the fact that we have limited historical trading data. The expected option life was calculated using the simplified method under the accounting standard for stock compensation and a ten-year option expiration. The simplified method is used since we believe our future option activity as a public company will differ from that of our own historical experience. The expected dividend yield of zero reflects that we have not paid cash dividends since inception and do not intend to pay cash dividends in the foreseeable future.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

7.  Stock-Based Compensation (continued)

A summary of the grant date fair value and intrinsic value information of options granted to employees is as follows:

	Year Ended December 31,
	2012	2013	2014
	(in thousands, except per share data)

Weighted average grant date fair value per share	$3.43	$2.95	$1.98
Intrinsic value of options exercised	$1,392	$231	$553
Total fair value of options vested during period	$3,802	$3,809	$3,546

Stock Options to Consultants:  We account for stock options granted to consultants at their fair value. Under this method, the fair value is estimated at each reporting date during the vesting period using the Black-Scholes option-pricing model. The resulting stock-based compensation is recorded over the consultant’s service period. No options were issued to consultants during 2012; options to purchase 100,000 and 110,000 shares of common stock were granted to consultants during the years ended December 31, 2013 and 2014, respectively. The fair value of these awards was determined with the following assumptions:  Assumed risk-free interest rate of 1.7 to 2.8 percent; assumed volatility of 57 to 59 percent; expected option life of 5.0 to 10.0 years; and, expected dividend yield of zero percent. The total fair value of consultant options vested during 2012, 2013 and 2014 was $42,000, $40,000, and $116,000, respectively. The weighted average fair value of unvested consultant options at December 31, 2012, 2013, and 2014 was estimated to be $4.37, $2.84, and $1.92 per share, respectively, based on the following assumptions:

	Year Ended December 31,
	2012	2013	2014

Risk-free interest rate	1.18%	2.96%	2.17%
Expected volatility of common stock	62.1%	59.4%	57.2%
Expected life — years	6.71	9.45	8.94
Dividend yield	0.0%	0.0%	0.0%

Consultant stock-based compensation expense, or income if the fair value declined in a reporting period, is recorded to the financial statement line item for which the optionee’s services are rendered. Expense or (income) recorded for consultant stock options under the Plan is as follows:

	Year Ended December 31,
	2012	2013	2014
	(in thousands)

Research and development	$18	$9	$69
General and administrative	—	47	21

Total stock-based compensation	$18	$56	$90

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

8.  Retirement Plan

In 2003 we adopted a qualified 401(k) profit sharing plan (the “401(k) Plan”) for the benefit of our employees. Employees are eligible to participate in the 401(k) Plan the month following hire and may defer up to the maximum allowed under IRS regulations, on an annual basis. We are required to match 25 percent of an employee’s deferral amount, up to a maximum of four percent of the employee’s compensation. We may, at our discretion, make additional contributions. Employees are immediately vested in the employer matching contributions. Our contributions to the 401(k) Plan were $46,000, $52,000, and $46,000 for the years ended December 31, 2012, 2013, and 2014, respectively.

9.  Commitments and Contingencies

We have licensed certain patents and other intellectual property rights related to the composition and coating of our bioresorbable stent and our other biomaterial products. Terms of these licenses include provisions for royalty payments on any future sales of products, if any, utilizing this technology, with provisions for minimum royalties once product sales begin. The amount of royalties varies depending upon type of product, use of product, stage of product, location of sale, and ultimate sales volume, and ranges from a minimum of approximately $25 per unit to a maximum of approximately $100 per unit sold, with license provisions for escalating minimum royalties that could be as high as $2.2 million per year. Additionally, in the event we sublicense the technology and receive certain milestone payments, the licenses require that up to 40 percent of the milestone amount be paid to the licensors. Additional terms of the technology licenses include annual licensing payments of $175,000 until the underlying technology has been commercialized. Terms of the licenses also include other payments to occur during commercialization that could total $950,000, payment of $350,000 upon a change in control of ownership, payments of up to $300,000 annually to extend filing periods related to certain technology, and payment of patent filing, maintenance, and defense fees. The license terms remain in effect until the last patent expires.

In connection with our development activities, we periodically enter into contracts with consultants and vendors. These contracts are generally cancelable with 30 days’ written notice. As of December 31, 2014, the minimum future payments on these contracts totaled approximately $108,000.

We currently lease our office and lab facilities under a non-cancelable operating lease that expires in January 2018. The lease contains fixed annual escalations, an option for a five-year extension, leasehold improvement allowances and credits of $523,000, and rent abatements of $136,000. We record rent expense on a straight-line basis over the life of the lease; the difference between average rent expense and cash payments for rent is recorded as a deferred liability. As of December 31, 2014, our deferred rent totaled $480,000, of which $117,000 was classified as a current liability. We recorded rent expense of $636,000, $666,000, and $683,000 for the years ended December 31, 2012, 2013, and 2014, respectively.

Future minimum payments under the lease as of December 31, 2014 are as follows:

Minimum
Payment
(in thousands)

2015	$644
2016	690
2017	711
2018	60

Total minimum lease payments	$2,105

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

10.  Related Parties

Our related parties include the members of our board of directors and investors with five percent or more of our outstanding securities. We had no related party transactions during the years ended December 31, 2012, 2013, or 2014.

11.  Selected Quarterly Financial Information (unaudited)

The following table presents selected quarterly financial information that has been derived from our unaudited quarterly consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring items) necessary for a fair presentation. The quarterly per share data presented below was calculated separately and may not sum to the annual figures presented in the consolidated financial statements. These operating results are also not necessarily indicative of results for any future period.

	Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	(in thousands, except per share amounts)

2013:
Loss from operations	$(6,343)	$(6,666)	$(7,182)	$(7,752)	$(27,943)
Net loss	(6,331)	(6,647)	(7,191)	(7,753)	(27,922)
Net loss per common share, basic and diluted	$(0.19)	$(0.20)	$(0.22)	$(0.23)	$(0.84)

2014:
Loss from operations	$(7,272)	$(4,832)	$(4,446)	$(5,413)	$(21,963)
Net loss	(7,276)	(4,833)	(4,397)	(39,309)	(55,815)
Net loss per common share, basic and diluted	$(0.22)	$(0.14)	$(0.13)	$(1.18)	$(1.67)